Exhibit 5.1

Kirkpatrick & Lockhart LLP	10100 Santa Monica Boulevard
Seventh Floor
Los Angeles, California 90067
310.552.5000
310.552.5001 Fax
October 6, 2003	www.kl.com

BAM! Entertainment, Inc.
333 West Santa Clara Street, Suite 716
San Jose, CA 95113

Ladies and Gentlemen:

     We have acted as counsel to BAM! Entertainment, Inc., a Delaware corporation (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 2,241,300 shares (the “Shares”) of the Company’s common stock, $001 par value per share (the “Common Stock”). The Shares consist of 1,972,000 additional shares of Common Stock issuable upon exercise of awards (“Awards”) granted under the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended effective on November 13, 2003 (the “Plan”) and an aggregate of 268,800 shares issuable upon exercise of two options (the “Options”) granted outside the Plan, one granted to David Tobin to purchase 18,800 shares of Common Stock and the other granted to Bernard Stolar to purchase 250,000 shares of Common Stock.

     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares upon exercise of Awards granted either under the Plan or outside the Plan, as the case may be, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion set forth below is limited to the of Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, it is our opinion that the Shares included in the Registration Statement are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of Awards granted under the Plan or respective Options, as the case may be, included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ KIRKPATRICK & LOCKHART LLP KIRKPATRICK & LOCKHART LLP